Exhibit 11.1

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

The per share computation are based on the weighted average number of common shares outstanding during the periods.


                                                              Three Months Ended December 31,
                                                       -----------------------------------------------
                                                                1996                   1995
                                                                                       ----
                                                       -----------------------  ---------------------
Shares outstanding at beginning of period                     9,695,768              9,595,768

Issuance of common stock                                         ---                   100,000
                                                              ---------              ---------

Shares outstanding at end of period                           9,695,768              9,695,768
                                                              =========              =========

Weighted average shares outstanding                           9,695,768              9,600,164
                                                              =========              =========

Net earnings                                                      $ 994                  $ 359
                                                              =========              =========
Earnings per common share                                         $0.10                  $0.04
                                                              =========              =========